UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             ----------------------


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  EWEB21 CORP.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)




                Delaware                           11-1717709
        -----------------------                   ------------
        (State of incorporation                   (IRS Employer
           or organization)                     Identification No.)


 21st Floor, Technomart 546-4
 Kui-dong, Kwangjin-gu, Seoul, Korea                 #143-721
----------------------------------------         -------------------
(Address of Principal Executive Offices)            (Zip Code)


        Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                Name of each exchange on which
        to be so registered                each class is to be registered
        -------------------                ------------------------------

                                      None


        Securities to be registered pursuant to Section 12(g) of the Act:

                     Shares of Common Stock, $.001 par value

     Item 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     We are authorized to issue 95,000,000 shares of common stock, $.001 par value per share, of which 14,999,343 shares were issued and outstanding as of September 30, 2000. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Common Stock
------------

    Holders of our common stock

(i) have equal ratable rights to dividends from funds legally available therefor, if declared by our board of directors;

(ii) are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon our liquidation, dissolution or winding up;

(iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions; and

(iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

     All shares of our issued and outstanding common stock are fully paid for and non-assessable with no personal liability attaching to ownership. The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock
----------------

     We may issue up to 5,000,000 shares of our preferred stock from time to time in one or more series. As of the date of this registration statement, no shares of preferred stock have been issued. Our board of directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of additional shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of other our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in control or management.

     Item 2. EXHIBITS

     The following exhibits are filed as part of this registration statement.

3.1  Restated and amended certificate of incorporation

3.2  Amended bylaws

4.1  Copy of form of stock certificate for our common stock

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      EWEB21 CORP.
                                      (Registrant)

                                      By: /s/Paul Robert Lambert
                                          ---------------------------
                                          Paul Robert Lambert,
                                          Principal Executive Officer


                                      By: /s/Hyo-Sung Choi
                                          ---------------------------
                                          Hyo-Sung Choi,
                                          Principal Financial Officer

     Dated: November 1, 2000